Exhibit 23.3

CONSENT

We hereby consent to the reference to our valuation of the Radisson Blu Hotel and Centre Ville Apart Hotel in Bucharest, Romania, as of December 31, 2013, 2012 and 2011, appearing in the Current Report on Form 6-K of Elbit Imaging Ltd. as filed with the Securities and Exchange Commission on March 31, 2014 and to the incorporation by reference of such Current Report in this Registration Statement on Form F-1/A filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Colliers International
Irina Baetulu
Financial Manager
Colliers International

Bucharest, Romania
November 27, 2014